U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  UC INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
1005 Glenway Avenue, Bristol, Virginia 24203

Telephone Number (including area code):  (540) 645-1406

Name and address of agent for service of process:

Ms. Lois A. Clarke
United Investment Corporation
1005 Glenway Avenue
Bristol, Virginia 24203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /x/ No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Bristol and the State of Virginia on the 17th day of March, 1998.



                                                     /s/Lois A. Clarke
                                                     -----------------
                                                     Lois A. Clarke
                                                     President



Attest:  /s/ Cassandra M. Wambaugh
         -------------------------
         Cassandra M. Wambaugh
         Secretary